Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NF Energy Saving Corporation

We consent to the incorporation by reference in the registration statement on Form S-3 of our report dated March 30, 2010 on our audit of the financial statements of NF Energy Saving Corporation (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for the years ended December 31, 2009 and 2008, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. We also consent to the reference to our firm under the heading “Experts”.

/s/ ZYCPA Company Limited
ZYCPA Company Limited
Certified Public Accountants

Hong Kong, China
March 1, 2011